THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                DATED AUGUST, 1994, AS AMENDED NOVEMBER 12, 2002
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                           AS AMENDED AUGUST 14, 2000

         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

Portfolio                                          Class of Shares                    Fee

AIG Money Market Fund                                     B                           0.35%
Commerce Capital Government
         Money Market Fund                                Administration              0.25%
Commerce Capital Treasury Obligations
         Money Market Fund                                Service                     0.50%
HGK Equity Value Fund                                                                 0.25%
Synovus Large Cap Core Equity Fund                        A                           0.25%
                                                          B                           1.00%
                                                          C                           1.00%
Synovus Mid Cap Value Fund                                A                           0.25%
                                                          B                           1.00%
                                                          C                           1.00%
Synovus Intermediate-Term Bond Fund                       A                           0.25%
                                                          B                           1.00%
Synovus Georgia Municipal Bond Fund                       A                           0.25%